Filed pursuant to
Rule 424(b)(2)
Registration No. 33-59791

                                  $500,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement,  dated  October 24, 1995 (To  Prospectus  Supplement,  dated
        August 7, 1995, to Prospectus, dated August 7, 1995).

                                     DESCRIPTION OF NOTES

        The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:              7.05% Subordinated Notes Due November 22, 2010
                             (the "Notes").
Aggregate
  Principal Amount:          $25,000,000.00

Price to Public:             100%

Issue Date:                  November 22, 1995.

Stated Maturity Date:        November 22, 2010.

Interest Rate:               7.05%

Interest Payment Dates:      Semi-annually, on the 22nd day of each May and
                             November, commencing on May, 1995 and ending on the Stated Maturity Date.

Regular Record Dates:        The seventh day of the month preceding each
                             Interest Payment Date, unless such day is not a Market day, in which case the Market day next succeeding.

Sinking Fund:                None.

Redemption:                  The Notes are subject to redemption, in whole, at
                             the option of Citicorp, on not more than 60 or less than 30 days' notice, on any payment date, on or after November 22, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:               Dean Witter Reynolds Inc.

Agent's Commission:          2.11%.

Minimum Denomination:        $1,000.


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